Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, February 10, 2017

Owens & Minor Announces that Healthcare Executive Barbara B. Hill has been Elected to its Board of Directors

RICHMOND, VA…Owens & Minor, Inc. (NYSE-OMI) today announced that Barbara B. Hill, 64, a seasoned executive with more than three decades of healthcare experience, has been elected to its board of directors, effective February 9, 2017. Hill has served as an Operating Partner of NexPhase Capital (previously Moelis Capital Partners), a private equity firm, since 2011, where she focuses on healthcare-related investments and on providing strategic and operating support for NexPhase's healthcare portfolio companies. From 2006 to 2010, Hill served as Chief Executive Officer and President of FHC Health Systems and ValueOptions, Inc. Previously, Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from 2004 to 2006, and President and a member of the Board of Directors of Express Scripts, a FORTUNE 100 pharmacy benefits management company, from 2002 to 2003. Hill also serves as a member of the boards of directors of Omega Healthcare Investors, Inc., a healthcare real estate investment trust; Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants; and St. Jude Medical, Inc., a FORTUNE 500 global medical device manufacturer, until its sale to Abbott last month.
“Barbara brings deep management experience and insight earned from many years in the healthcare industry, including both strategic and operational expertise,” said Anne Marie Whittemore, Owens & Minor’s Lead Director. “Her unique perspective will benefit Owens & Minor as the company continues to expand its role as a full-service partner for healthcare industry customers and focus on global healthcare solutions.”
About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, truitt.allcott@owens-minor.com, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com, 804-723-7556
SOURCE: Owens & Minor